UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)December 8, 2016

INTERSIL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Intersil Corporation (the “Company”) held a Special Meeting of Stockholders on December 8, 2016 (the “Special Meeting”) to consider certain proposals related to the Company’s previously announced acquisition by Renesas Electronics Corporation.  As of October 25, 2016, the record date for the Special Meeting, there were 136,880,073 shares of Intersil common stock outstanding, each entitled to one vote per share.  At the Special Meeting, a total of 112,618,195 shares of Intersil common stock, representing approximately 82.3% of Intersil’s common stock, were present in person or represented by proxy, constituting a quorum to conduct business.

All of the Company’s proposals were approved by the requisite vote of the Company’s stockholders.  The final results for each of the matters submitted to the Company’s stockholders at the Special Meeting are set forth below.  The proposals are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 31, 2016 and as supplemented on November 18, 2016.

Proposal No. 1 — To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of September 12, 2016, by and between Renesas Electronics Corporation and the Company and the transactions contemplated by the Merger Agreement (the “Merger”).

For	Against	Abstain	Broker Non-Votes
112,560,858	41,616	15,721	0

Proposal No. 2 — To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement.

For	Against	Abstain	Broker Non-Votes
102,725,575	9,859,957	32,663	0

Proposal No. 3 — To approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

For	Against	Abstain	Broker Non-Votes
96,624,467	15,777,742	215,986	0

No other matters were submitted for stockholder action at the Special Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION

Date:	December 8, 2016	By:	/s/ Andrew S. Hughes
		Name:	Andrew S. Hughes
		Title:	Vice President, General Counsel and Secretary